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                                                                    EXHIBIT 12.1

PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES

Year ended December 31
Dollars in thousands                                                 1996          1995         1994         1993         1992
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
EARNINGS
Income before taxes and cumulative effect of changes
   in accounting principles                                    $1,527,551      $627,012   $1,209,916   $1,140,487     $787,994
Fixed charges excluding interest on deposits                    1,096,893     1,487,279    1,104,573      704,228      582,854
                                                              -----------------------------------------------------------------
   Subtotal                                                     2,624,444     2,114,291    2,314,489    1,844,715    1,370,848
Interest on deposits                                            1,428,771     1,551,816    1,159,242    1,005,658    1,546,576
                                                              -----------------------------------------------------------------
   Total                                                       $4,053,215    $3,666,107   $3,473,731   $2,850,373   $2,917,424
                                                              =================================================================

FIXED CHARGES
Interest on notes and debentures                                 $683,744      $620,415     $556,432     $316,031     $201,977
Interest on borrowed funds                                        381,103       834,654      514,133      360,288      353,633
Amortization of notes and debentures                                  816           927        1,761        1,418        1,505
Interest component of rentals                                      29,839        31,283       32,247       26,491       25,739
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trust                                   1,391
                                                              -----------------------------------------------------------------
   Subtotal                                                     1,096,893     1,487,279    1,104,573      704,228      582,854
Interest on deposits                                            1,428,771     1,551,816    1,159,242    1,005,658    1,546,576
                                                              -----------------------------------------------------------------
   Total                                                       $2,525,664    $3,039,095   $2,263,815   $1,709,886   $2,129,430
                                                              =================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                       2.39x         1.42x        2.10x        2.62x        2.35x
Including interest on deposits                                       1.60          1.21         1.53         1.67         1.37
===============================================================================================================================
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